EXHIBIT 99.1

Fidelity National Financial, Inc. Reports First Quarter 2005 EPS of $2.51

Jacksonville, Fla. — (April 26, 2005) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, today reported operating results for the three-month period ended March 31, 2005.

1st Quarter 2005	1st Quarter 2004
Net Earnings	Net Earnings
$444.5 million	$150.2 million
$2.51 per diluted share	$0.88 per diluted share

•	Total revenue for the first quarter of 2005 was $2.27 billion, compared with $1.84 billion for the first quarter of 2004

•	Total title and escrow revenue was $1.23 billion for the first quarter of 2005 versus $1.29 billion in the first quarter of 2004

•	Direct and agency title premiums were $478 million and $511 million, respectively, for the first quarter of 2005 versus direct and agency title premiums of $465 million and $606 million, respectively, in the first quarter of 2004; net agency title premiums (agency title premiums less agent commissions) were $119 million for the first quarter of 2005 versus $132 million in the first quarter of 2004

•	Escrow and other title related fees were $242 million for the first quarter of 2005 versus $219 million for the first quarter of 2004

•	Specialty Insurance contributed $76 million for the first quarter of 2005 versus $49 million in the first quarter of 2004

•	Revenue from Financial Institution Software and Services (“FISS”), was $381 million for the first quarter of 2005 versus $243 million for the first quarter of 2004; FISS gross revenue was $396 million for the first quarter of 2005 versus $254 million in the prior year quarter

•	FISS gross organic revenue growth was 2.5 percent for the first quarter of 2005 versus the first quarter of 2004

•	Lender Outsourcing Solutions (“LOS”) revenue was $71 million for the first quarter of 2005 compared to $74 million for the first quarter of 2004; LSI, which provides centralized loan facilitation services for national lenders, contributed $13 million in non-title premium revenue versus $15 million in the first quarter of 2004, while Default Management generated $55 million in revenue for the first quarter of 2005 versus $47 million in the first quarter of 2004

•	For accounting purposes, $18 million of LSI revenue is included in title premiums for the first quarter of 2005 versus $40 million in the first quarter of 2004; for segment reporting, all of the LSI revenue is included in the LOS segment and LSI contributed $32 million in total revenue for the first quarter of 2005 compared to $55 million in the first quarter of 2004; for segment reporting purposes, LOS reported total operating revenue of $90 million for the first quarter of 2005 compared to $114 million for the first quarter of 2004

•	Information Services (“IS”) revenue was $155 million for the first quarter of 2005 compared with $142 million for the first quarter of 2004

•	A $318 million non-operating gain was recognized on the sale of the minority equity interest in FIS during the first quarter of 2005

•	The provision for claim loss expense was $80 million for the first quarter of 2005; the provision for title insurance claims was increased to 6.5% for the first quarter of 2005 versus 5.3 % in the prior year quarter as actual title claims paid as a percentage of title insurance premiums increased; the provision for claim losses attributable to the specialty insurance segment, specifically homeowners’ insurance, was $15 million in 2005 versus $4 million in the first quarter of 2005 due to growth in the homeowners’ portfolio

•	Interest expense for the first quarter of 2005 was $25 million compared with $8 million for the first quarter of 2004; the increase included the interest expense from the $2.8 billion credit facility utilized to fund the recapitalization of FIS that closed on March 9, 2005 and the consolidated $810 million in credit facility borrowings that were outstanding from January 1, 2005 until their repayment on March 9, 2005

•	Cash flow from operations was $121 million for the first quarter of 2005 compared with $119 million for the first quarter of 2004

     The following tables provide segment financial information for the three months ended March 31, 2005 and March 31, 2004:

Three months ended March 31, 2005	Title and	Specialty				Corporate
$ amounts in thousands	Escrow	Insurance	FISS	LOS	IS	and Other	Total
Gross Operating Revenue	$1,230,754	$75,508	$396,429	$89,552	$165,520	$10,295	$1,968,058
Inter Segment Eliminations	$0	$0	($15,865)	($18,356)	($10,715)	$0	($44,936)
Net Operating Revenue	$1,230,754	$75,508	$380,564	$71,196	$154,805	$10,295	$1,923,122
Interest /Investment Income	$23,912	$1,375	($1,177)	$459	$177	$323,770	$348,516
and Realized Gains/ (Losses)
Depreciation	$17,694	$17	$13,970	$305	$1,377	$19	$33,382
Amortization	$7,135	$1,002	$44,942	$1,645	$9,118	$103	$63,945
Pre-Tax Income (Loss)	$130,755	$13,509	$46,510	$11,780	$42,793	$284,933	$530,280
Net Pre-Tax Margin	10.4%	17.6%	12.3%	16.4%	27.6%	—	23.3%

Three months ended March 31, 2004	Title and	Specialty				Corporate
$ amounts in thousands	Escrow	Insurance	FISS	LOS	IS	and Other	Total
Gross Operating Revenue	$1,281,285	$48,670	$254,096	$114,276	$151,936	$11,922	$1,862,185
Inter Segment Eliminations	$0	$0	($10,875)	($31,579)	($9,913)	$0	($52,367)
Net Operating Revenue	$1,281,285	$48,670	$243,221	$82,697	$142,023	$11,922	$1,809,818
Interest /Investment Income	$24,313	$719	($219)	$173	$355	$1,659	$27,000
and Realized Gains/ (Losses)
Depreciation	$14,733	$8	$10,009	$374	$1,959	$21	$27,104
Amortization	$5,456	$1,130	$26,533	$2,316	$7,993	$78	$43,506
Pre-Tax Income (Loss)	$167,749	$6,719	$38,564	$28,643	$29,296	($28,116)	$242,855
Net Pre-Tax Margin	12.9%	13.6%	15.9%	34.6%	20.6%	—	13.2%

     “This quarter was a solid start to another important year for FNF, as we successfully completed the recapitalization of FIS, the minority equity interest sale in FIS and the payment of the $10 per share special cash dividend to FNF stockholders,” said Chairman and Chief Executive Officer William P. Foley, II. “We continue to make progress on our diversification efforts, as 38% of our pre-tax income came from non-title insurance operations in the first quarter. We were able to generate more than 6% organic growth and improve pre-tax margins in our information services businesses, despite the slowing mortgage market. Our default management business continued to grow, despite operating in a historically low mortgage delinquency market. We achieved 2.5% organic growth in our FISS segment and are optimistic that the existing pipeline will allow us to meet our goal of 5% organic growth in the second half of the year. We did have a $16 million increase in legal costs in our title insurance segment driven by various regulatory and legal accruals and a one percent increase in our provision for claim losses, which amounted to nearly $10 million, both of which impacted the quarterly pre-tax margin in the title insurance business. We are optimistic as we enter the second quarter, with a solid pipeline in FISS, strong organic growth in information services and default management, stability at LSI and a transition into the seasonally stronger months in the title business.”

     The following table depicts monthly direct orders opened and closed in the title and escrow business for the first quarter of both 2005 and 2004:

Month	Direct Orders Opened	Direct Orders Closed	Closing %
January 2005	263,200	170,300	65%
February 2005	288,500	166,900	58%
March 2005	325,200	222,200	68%

First Quarter 2005	876,900	559,400	64%

Month	Direct Orders Opened	Direct Orders Closed	Closing %
January 2004	295,300	196,300	66%

Month	Direct Orders Opened	Direct Orders Closed	Closing %
February 2004	310,600	191,100	62%
March 2004	449,700	255,700	57%

First Quarter 2004	1,055,600	643,100	61%

     “First quarter order volumes followed a typical seasonal pattern,” said President Randy Quirk. “Order volumes were relatively light in January coming off the holiday season and then gained momentum as the quarter progressed. We increased staffing in February and March as open order volumes increased, however the revenue from most of those orders won’t be recognized until the second quarter. This timing mismatch did somewhat impact the margin for the quarter, but it should benefit the second quarter. We are now entering the historically seasonally stronger time of the year, which should translate into stronger performance for our title business in the next two quarters.”

     Fidelity National Financial, Inc., number 261 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. FNF had total revenue of nearly $8.3 billion and earned more than $740 million in 2004, with cash flow from operations of nearly $1.2 billion for that same period. FNF is the nation’s largest title insurance company, with nearly 32 percent national market share, and is also a provider of other specialty insurance products, including flood insurance, homeowners insurance and home warranty insurance. Through its majority-owned subsidiary Fidelity National Information Services, Inc. (“FIS”), the Company is a leading provider of technology solutions, processing services and information services to the financial services and real estate industries. FIS’ software processes nearly 50 percent of all U. S. residential mortgages, it has processing and technology relationships with 45 of the top 50 U.S. banks and more than 2,800 small and mid-sized U.S. financial institutions and it has clients in more than 50 countries who rely on its processing and outsourcing products and services. FIS also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and servicers. FIS offers information services, including property data and real estate-related services that are used by lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking unaudited statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.
CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations,
904-854-8120, dkmurphy@fnf.com

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY OF EARNINGS
(In thousands, except per share amounts and order information)

	Three months ended
	March 31,
	2005	2004
	(Unaudited)
Direct title premiums	$477,820	$464,948
Agency title premiums	510,780	606,333

Total title premiums	988,600	1,071,281
Escrow and other title-related fees	242,154	218,585

Total title and escrow	1,230,754	1,289,866
Financial Institution Software and Services	380,564	243,221
Lender Outsourcing Solutions	71,196	74,116
Information Services	154,805	142,023
Specialty Insurance	75,508	48,670
Interest and investment income	26,424	14,527
Realized gains and losses	3,883	12,473
Gain on sale of minority interest in FIS	318,209	0
Other	10,295	11,922

Total revenue	2,271,638	1,836,818
Personnel costs	747,077	636,596
Other operating expenses	401,354	345,541
Agent commissions	391,466	474,364
Depreciation and amortization	97,327	70,610
Claim loss expense	79,627	58,920
Interest expense	24,507	7,932

Total expenses	1,741,358	1,593,963
Earnings before income taxes	530,280	242,855
Income tax expense	80,335	92,285
Minority interest	5,448	329

Net earnings	$444,497	$150,241

Net earnings per share – basic	$2.57	$0.91

Net earnings per share – diluted	$2.51	$0.88

Weighted average shares – basic	173,124	165,605

Weighted average shares – diluted	177,327	171,103

Direct operations orders opened	876,900	1,055,600
Direct operations orders closed	559,400	643,100
Fee Per File	$1,269	$1,101

SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	March 31,	December 31,
	2005	2004
	Unaudited
Cash and investment portfolio	$4,377,808	$3,677,498
Goodwill	2,753,239	2,798,249
Capitalized software	467,531	440,780
Other intangible assets	703,913	672,185
Total assets	10,058,665	9,270,535
Notes payable	3,358,340	1,370,556
Reserve for claim losses	1,000,754	998,170
Secured trust deposits	788,355	735,295
Total equity	3,374,016	4,700,091
Book value per share	19.53	27.24

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